Exhibit 10.22

January 25, 2021

Mr. James Zizelman

Dear Jim,

Per our discussion, I am pleased to offer you these revised employment terms as the President of Control Devices for Stoneridge, Inc.  Your current limited-term employment contract and its pay and bonus structure will end effective January 31, 2021, and your new employment terms will begin February 1, 2021, as described in the attachment to this letter. Your role as President of Control Devices will continue to be classified as a Section 16 Officer, which comes with certain rights and responsibilities.

Upon your acceptance of these terms, please sign this letter, initial the pages of the attachment and return all to me. Note that these employment terms do not constitute a contract, your employment will be “at will” with no obligation on either you or the Company to continue employment for a determined length of time.

Jim, thank you for your contributions to Stoneridge. I am excited to continue working with you and the rest of the leadership team to bring even greater success to Stoneridge.

Sincerely,

/s/ Jonathan B. DeGaynor

Jonathan B. DeGaynor

President and CEO

I accept this revised offer of employment as the President of Control Devices.

/s/ James Zizelman	01/29/2021
James Zizelman	Date

ATTACHMENT

This offer of employment for James Zizelman as the President of Control Devices for Stoneridge, Inc. includes the following:

Base Salary:	$390,000 annually, paid monthly. Reviewed on an annual basis; you will be eligible for a base salary review no later than January 2022.
Annual Incentive Plan (AIP):

Participation in the AIP, with a target of 60% of base salary beginning January 1, 2021. The AIP provides the opportunity to earn from 50% to 200% of target, based on Company and individual performance.

Long-Term Incentive Plan (LTIP):

Participation in the LTIP, with a target award equivalent to 110% of your base salary. LTIP awards are made at the discretion of the Compensation Committee and are typically approved during the first quarter of each calendar year.

Deferred Compensation Plan: Benefits:

Continued eligibility for the Company’s Deferred Compensation plan. This plan allows you to defer a portion of your base salary, AIP and/or LTIP awards on an annual basis into a variety of investment vehicles and time horizons.

You will remain eligible to participate in our employee benefit program, which is reviewed annually and may be modified from time to time. Following is a general description of the 2021 benefits available to employees:

Medical and dental insurance provided on a cost share basis. Our current medical and carrier is Anthem BC/BS and our dental carrier is Delta Dental.

Basic term life insurance, provided at two times base salary up to $1,000,000; Basic AD&D coverage, provided at two times base salary up to $1,000,000.

Short-term disability provided at 100% of monthly earnings for 13 weeks and 60% of monthly earnings for the next 13 weeks.

Long-term disability coverage provided at 60% of monthly earnings up to $15,000 per month.

Reimbursement for any out-of-pocket costs not paid through medical insurance claims for an annual executive physical exam.

A selection of voluntary benefits is available as detailed in the 2019 Benefits Guide.

Participation in the Stoneridge, Inc. 401(k) Retirement Plan. In 2021, the Company will match 100% of a participant’s deferral up to 3%, and 50% of the next 2% deferral. The plan is subject to the IRS statutory limits.

Annual Time Off Benefits:	Twenty (20) vacation days annually, no carryover. Five (5) sick/personal days, no carryover. Thirteen (13) holidays, consistent with local office practice.

Other:

As an Executive of the Company, you will be covered under the Company’s Executive Severance Plan, subject to Compensation Committee approval.

You will receive a standard Change In Control agreement, which includes 24 months base salary and benefits continuation and is subject to a double trigger provision (i.e., change in control and loss of position within 24 months).

You will be subject to the terms of the Executive Officer Share Retention Guidelines, a copy of which will be provided separately.